Exhibit 21.1

Joby Aviation Subsidiaries

Joby Aero, Inc.	DE

Joby Manufacturing, Inc.	DE

Joby Germany GmbH	Germany

Geordi, LLC	DE

Joby Elevate, Inc.	DE

Joby Motors, LLC	DE

Joby Metal Shenzhen Co., Ltd.	PRC